116



                                  EXHIBIT 11.1

             STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE
                      (In thousands, except per share data)
                                   (unaudited)


                                            Three Months Ended  Six Months Ended
                                                   June 30,         June 30,
                                             -----------------  ----------------

                                                1997     1996     1997     1996

Net Income .................................  $ 8,581  $ 5,405  $16,149  $10,888
Weighted Average Shares Outstanding ........   22,290   21,938   22,290   21,780

Earnings Per Share .........................  $  0.38  $  0.25  $  0.72  $  0.50
                                              =======  =======  =======  =======

Calculation of Weighted Average Shares:
   Weighted Average Common Stock
     Outstanding ...........................   21,701   21,587   21,653   21,529
   Weighted Average Common Stock
     Options, utilizing the treasury stock
     method ................................      589      351      637      251
                                              -------  -------  -------  -------
                                               22,290   21,938   22,290   21,780
                                              =======  =======  =======  =======